EXHIBIT 99.1

Press Release FOR IMMEDIATE RELEASE

UNITED-GUARDIAN REPORTS 32% SALES INCREASE

Hauppauge, NY, November 10, 2008 – United-Guardian, Inc. (NYSE Alternext US: UG) reported today that revenue for the company’s third quarter was up 32% compared with the same quarter last year, and net income for the period was up 16%. The result was an increase in earnings per share to $0.18 per share from $0.16 in the third quarter of 2007.

Ken Globus, President of United-Guardian, stated, “While many companies have been struggling in these tough economic times, I am happy to report that our third quarter sales and earnings were strong, and our year-to-date numbers have continued to improve as the year has progressed. While it is possible that our sales may eventually be impacted by the current economic climate, as of now demand for our personal care and pharmaceutical products has remained strong. We are continuing to work on new products for introduction into the personal care market next year, which we hope will enable us to continue to grow despite the current global economic problems.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                                                                                                                Contact:  Robert S. Rubinger
                                                                                                                                                               Public Relations
                                                                                                                                                               (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE NINE AND THREE MONTHS ENDED
SEPTEMBER 30, 2008 and SEPTEMBER 30, 2007 (UNAUDITED)

	NINE MONTHS ENDED		THREE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007	2008	2007
Revenue from continuing operations	$9,500,563	$9,408,156	$3,498,325	$2,647,450
Costs and expenses	6,149,536	5,660,220	2,260,725	1,533,105
Operating income from continuing
operations	3,351,027	3,747,936	1,237,600	1,114,345
Other income	352,530	430,893	112,894	140,499
Income from continuing operations
before income taxes	3,703,557	4,178,829	1,350,494	1,254,844
Provision for income taxes	1,216,500	1,482,300	439,000	442,700
Income from continuing operations	2,487,057	2,696,529	911,494	812,144
Loss from discontinued operations,
net of income tax benefit	--	(18,009)	--	(28,939)
Net Income	$2,487,057	$2,678,520	$911,494	$783,205
Earnings per common share
(Basic and Diluted)	$0.50	$0.54	$0.18	$0.16

Additional financial information can be found at the company’s web site at www.u-g.com.